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                                                                    EXHIBIT 99.1
        INTERMET CORPORATION
        5445 Corporate Drive
        Troy, MI 48098-2683
        Tel:  248-952-2500
        Fax: 248-952-2501

[INTERMET LOGO]

                                                           NEWS RELEASE

                                                           For IMMEDIATE Release
                                                           Contact: Bytha Mills
                                                           INTERMET Corporation
                                                           248-952-2500


                    INTERMET REVISES FOURTH-QUARTER GUIDANCE

HIGHER STEEL PRICES, HIGHER NEW PRODUCT LAUNCH AND PLANT CLOSING COSTS AS WELL AS THE WRITE-OFF OF IDLE ASSETS ACCOUNT FOR THE MAJORITY OF THE EXPECTED $9.0 MILLION LOSS IN QUARTER

                OUTLOOK, GUIDANCE FOR STRONGER 2004 REMAIN INTACT

TROY, MI, DECEMBER 15, 2003 -- INTERMET Corporation (Nasdaq:INMT), one of the world's leading manufacturers of cast-metal components, today announced that it expects its results for the quarter ending December 31, 2003, to be below earlier expectations. The company expects that a combination of events, including higher scrap-steel prices associated with the steel tariffs and steel exports; lower sales; costs associated with new product launches; higher costs related to the previously announced closure of a Radford, Virginia, foundry and the write-off of idle assets, will likely result in a net loss for the fourth quarter ending December 31, 2003, of approximately $9.0 million or $0.35 per diluted share.

"We have operations that have performed reasonably well in a very tough competitive environment, and successfully launched new products that will result in 2004 sales. At the same time, we have experienced higher material and operating costs at certain plants," said Vice President of Finance and CFO Bob Belts. "We have, however, taken steps to limit the impact of these issues to the fourth quarter."

Despite the new guidance for fourth-quarter results, INTERMET's senior management remains positive about its outlook. Sales are predicted to increase approximately seven percent next year at current economic levels. Guidance for 2004 remains intact with sales of $820 to $840 million and earnings of $0.34 to $0.38 per diluted share.

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INTERMET Corporation
December 15, 2003
Page 2


"We are very disappointed with our earnings performance in the fourth quarter," said Gary F. Ruff, President and CEO. "However, with the removal of certain excess capacity and the launch of our new and proprietary technologies, and assuming that scrap-steel prices stabilize, we believe we are well-positioned to take full advantage of the improving economic outlook in the automotive industry. We continue to believe we have the most advanced and broadest array of metal-casting capabilities of any company worldwide, as evidenced by the fact that the 30 top-selling vehicles in the United States all include INTERMET products."

INTERMET will hold a conference call today at 4 p.m. ET to discuss fourth-quarter guidance as well as the outlook for 2004. Investors and other interested parties can access the call at 888-428-4474, or listen to a live webcast by visiting www.intermet.com and clicking on the "Investor Information" link on the home page. It is recommended that access to the live webcast be established 10-15 minutes prior to the scheduled start time. In addition a replay of the call will be available through December 29, 2003, beginning two hours after completion of the briefing by dialing 800-475-6701 (or +1 320-365-3844 for international calls) and using conference access code number 713550. A replay of the webcast briefing also is expected to be available on the company's web site beginning two hours after completion of the briefing through January 15, 2004.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the world's leading supplier of cast-metal automotive components. The company has approximately 6,000 employees at facilities in North America and Europe. More information is available on the Internet at www.intermet.com.

This news release includes forward-looking statements about INTERMET, including projections for the fourth quarter of 2003 and for next year. Projections and other forward-looking statements are subject to risks and uncertainties that can cause actual results to differ materially from anticipated results. These risks and uncertainties include the ability of INTERMET to achieve anticipated sales levels due to market conditions or customer sourcing or pricing decisions, the possibility that the cost of raw materials, particularly scrap steel, could remain at high levels or increase further, and the possibility of non-cash charges as of December 31, 2003, or during 2004 reflecting impairment of goodwill or other assets. Other risks and uncertainties that could have negative impacts on the results anticipated by our forward-looking statements are detailed in the preface to the Management's Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report for the year ended December 31, 2002.